Exhibit 10.04
SYMANTEC CORPORATION
PERFORMANCE BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
RECITALS
A.    The Board has adopted the Plan for the purpose of providing incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Symantec Corporation (the “Company”) and its Subsidiaries and Affiliates.
B.    The Participant is to render valuable services to the Company and/or its Subsidiaries and Affiliates, and this Performance Based Restricted Stock Unit Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of rights in respect of Common Stock in the form of Performance Based Restricted Stock Units (each, a “PRU”).
C.    All capitalized terms in this Agreement shall have the meaning assigned to them in Appendix A or B attached hereto. All undefined terms shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
(a.)Grant of Performance Based Restricted Stock Units. The Company hereby awards to the Participant PRUs under the Plan. Each PRU represents the right to receive one share of Common Stock on vesting based on achievement of the performance objectives set forth in Appendix B (each, a “Share”), subject to the provisions of this Agreement (including any Appendices hereto). The number of shares of Common Stock subject to this Award, the applicable vesting schedule for the PRUs and the Shares, the dates on which those vested Shares shall be issued to Participant and the remaining terms and conditions governing this Award shall be as set forth in this Agreement (including any Appendices hereto).
AWARD SUMMARY

Award Date and Number of Shares Subject to Award:	As set forth in the Notice of Grant of Award (the “Notice of Grant”).
Vesting Schedule:
The Shares shall vest pursuant to the schedule set forth on Appendix B hereto.
Subject to the provisions of Appendix B hereto, the Shares that may be earned on each applicable vesting date shall vest on that date only if the employment of the Participant has not Terminated as of such date, and no additional Shares shall vest following the Participant’s Termination.

Issuance Schedule
The Shares in which the Participant vests shall be issuable as set forth in Paragraph 6. However, the actual number of vested Shares to be issued will be subject to the provisions of Paragraph 7 (pursuant to which the applicable withholding taxes are to be collected) and Appendix B.

(b.)Limited Transferability. This Award, and any interest therein, shall not be transferable or assignable by the Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with this Agreement and the Plan.
(c.)Cessation of Service. Subject to the provisions of Appendix B hereto, should the Participant’s service as an employee, director, consultant, independent contractor or advisor to the Company or a Parent, Subsidiary or an Affiliate of the Company be Terminated for any reason (whether or not in breach of local labor laws) prior to vesting in one or more Shares subject to this Award, then the PRUs covering such unvested Shares will be immediately thereafter cancelled, the Participant shall cease to have any right or entitlement to receive any Shares under those cancelled PRUs and the Participant’s right to receive PRUs and vest under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing service. For purposes of service, transfer of employment between the Company and any Subsidiary or Affiliate shall not constitute Termination of Service. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Plan.
(d.)Corporate Transaction. Subject to the provisions of Appendix B hereto:
a.In the event of a Corporate Transaction, any or all outstanding PRUs subject to this Agreement may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on the Participant, or the successor corporation may substitute an equivalent award or provide substantially similar consideration to the Participant as was provided to stockholders (after taking into account the existing provisions of the PRUs).
b.In the event such successor corporation (if any) fails to assume this Award or substitute an equivalent award (as provided in Paragraph 4(a) above) pursuant to a Corporate Transaction, this Award will expire on such transaction at such time and on such conditions as the Board shall determine.
c.Any action taken pursuant to clauses (a) or (b) above must either (i) preserve the exemption of these PRUs from Section 409A of the Code or (ii) comply with Section 409A of the Code.
d.This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
(e.)Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or if there is a change in the corporate structure, then appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.
(f.)Issuance of Shares of Common Stock.
i.As soon as practicable following the applicable vesting date of any portion of the PRU (including the date (if any) on which vesting of any portion of this PRU accelerates), the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock that so vested, subject, however, to the provisions of Paragraph 7 pursuant to which the applicable withholding taxes are to be collected. In no event shall the date of settlement (meaning the date that shares of Common Stock are issued) be later than two and one half (2½) months after the later of (i) the end of the Company’s fiscal year in which the applicable vesting date occurs or (ii) the end of the calendar year in which the applicable vesting date occurs.
ii.If the Company determines that the Participant is a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of the Participant’s “separation from service,” as defined in those regulations, then any units that otherwise would have been settled during the first six months following the Participant’s separation from service will instead be settled during the seventh month following the Participant’s separation from service, unless the settlement of those units is exempt from Section 409A of the Code.
iii.In no event shall fractional Shares be issued.
iv.The holder of this Award shall not have any stockholder rights, including voting rights, with respect to the Shares subject to the PRUs until the Award holder becomes the record holder of those Shares following their actual issuance and after the satisfaction of the Tax Obligations (as defined below).
(g.)Tax Obligations. The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local and foreign employment, social insurance, payroll, income and other tax withholding obligations of the Company or any Affiliate (the “Tax Obligations”) that arise in connection with this Award. The satisfaction of the Tax Obligations shall occur at the time the Participant receives a distribution of Common Stock or other property pursuant to this Award, or at any time prior to such time or thereafter as reasonably requested by the Company and/or any Affiliate in accordance with applicable law. The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Tax Obligations by any of the following methods: (1) in the event the PRU is to be settled in part in cash rather than settled in full in Shares, withholding from the cash to be distributed to the Participant in settlement of this Award, (2) permitting the Participant to enter into a “same day sale” commitment with a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to sell a portion of the Shares to be delivered under the Award to satisfy the applicable Tax Obligations and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the proceeds necessary to satisfy the Tax Obligations directly to the Company and/or its Affiliates, and (3) withholding Shares that are otherwise to be issued and delivered to the Participant under this Award in satisfaction of the Tax Obligations; provided, however, that the amount of the Shares so withheld pursuant to alternative (3) shall not exceed the amount necessary to satisfy the required Tax Obligations using the minimum statutory withholding rates that are applicable to this kind of income. In addition, to the extent this Award is not settled in cash, the Company is authorized to satisfy any Tax Obligations by withholding for the Tax Obligations from wages and other cash compensation payable to the Participant or by causing the Participant to tender a cash payment to the Company if the Committee determines in good faith at the time the Tax Obligations arises that withholding pursuant to the foregoing alternatives (2) and (3) above are not in the best interest of the Company or the Participant. In the event the Tax Obligations arises prior to the delivery to the Participant of Common Stock or it is determined after the delivery of Shares or other property that the amount of the Tax Obligations was greater than the amount withheld by the Company and/or any Affiliate, the Participant shall indemnify and hold the Company and its Affiliates harmless from any failure by the Company and/or any Affiliate to withhold the proper amount. The Company may refuse to deliver the Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax Obligations as described in this Paragraph 7.
(h.)Compliance with Laws and Regulations.
i.The issuance of shares of Common Stock pursuant to the PRU shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or an established market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.
ii.The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Common Stock hereby shall relieve the Company of any liability with respect to the non-issuance of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.
(i.)Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries designated by Participant.
(j.)Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement (as may be updated from time to time by written notice from the Participant). All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
(k.)Construction. This Agreement and the Notice of Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall apply. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the PRU.
(l.)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(m.)Excess Shares. If the Shares covered by this Agreement exceed, as of the date the PRU is granted, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then the Award shall be void with respect to those excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.
(n.)Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service with the Company at any time for any reason, with or without cause.
(o.)Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(p.)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, PRUs granted under the Plan or future PRUs that may be granted under the Plan (including, without limitation, disclosures that may be required by the Securities and Exchange Commission) by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(q.)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ date of ____________, 201__.

SYMANTEC CORPORATION

By:
Title:
Address:

PARTICIPANT

Signature:
Address:

APPENDIX A

DEFINITIONS
The following definitions shall be in effect under the Agreement:
i.Agreement shall mean this Performance Based Restricted Stock Unit Award Agreement.
ii.Award shall mean the award of PRUs made to the Participant pursuant to the terms of this Agreement.
iii.Award Date shall mean the date the PRUs are granted to Participant pursuant to the Agreement and shall be the date indicated in the Notice of Grant.
iv.Code shall mean the Internal Revenue Code of 1986, as amended.
v.Committee shall mean the Compensation and Leadership Development Committee of the Company Board of Directors.
vi.Corporate Transaction shall mean

i.	a dissolution or liquidation of the Company,

ii.
a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under the Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants),

iii.
a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company,

iv.	the sale of substantially all of the assets of the Company, or

v.
any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company).

vii.Common Stock shall mean shares of the Company’s common stock, par value $0.01 per share.
viii.Notice of Grant shall mean such notice as provided by the Stock Administration Department of the Company, or such other applicable department of the Company, providing Participant with notice of the issuance of a PRU award pursuant to the Plan and terms of this Agreement.
ix.Participant shall mean the person named in the Notice of Grant relating to the PRUs covered by this Agreement.
A.Plan shall mean the Company’s 2013 Equity Incentive Plan, as the same may be amended from time to time.
APPENDIX B

PERFORMANCE SCHEDULE
The number of PRUs that will be earned shall be based on the metrics set forth below. Terms not otherwise defined in Appendix A or B shall have the meaning ascribed to them in the Plan.
1. Grant of Performance Based Restricted Stock Units.

Subject to the terms and conditions of Agreement, the Notice of Grant and of the Plan, the Company hereby grants to the Participant a number of PRUs set forth in the Notice of Grant, subject to reduction and vesting as set forth below.

2. Performance Metrics.

The Participant can earn the PRUs based on the Company’s performance over the three-year period set forth in the Notice of Grant hereafter referred to as the “Performance Period” as follows:

(a) Year One. The number of PRUs that will be earned following the last day of the Company’s fiscal year ending March 30, 2018 (“FY18”) will range from to \ of the Year One Portion of the Target Grant, and shall be determined based upon the Company’s achievement of the EPS performance goal for FY18, as determined by the Committee at each level set forth in the following chart (“EPS Performance Goal”). EPS calculations shall be based on 675 million fully diluted shares. EPS performance between the Threshold Level and the Maximum Level as set forth in following chart (the “Year One Performance Percentage”) will be determined based on an interpolation between the applicable Performance Levels.

Performance Levels	EPS Performance Goal	Year One Performance Percentage
Below Threshold Level
Threshold Level
Target Level
Upper Guidance
Maximum Level

(b) Year Two. The number of PRUs that will be earned following the last day of the Company’s fiscal year ending March 29, 2019 (“FY19”) will range from to of the Year Two Portion of the Target Grant, and shall be determined based upon the Company’s two-year TSR performance for FY19, as measured against the two-year TSR performance of the companies comprising the Nasdaq 100 over the same period (with the companies in the Nasdaq 100 index being comprised of those companies that make up the Nasdaq 100 index at the end of FY19 and with TSR measurements being made at the end of the FY19), all as determined by the Committee and as set forth in the following chart (“Year Two TSR Performance”). Two-year Company TSR performance versus two year Nasdaq 100 TSR Performance will be calculated as the 60 trading day average of the Company’s stock price as calculated at the beginning and end of such two-year period. For the avoidance of doubt, the Year Two TSR Performance period shall begin on April 1, 2017 and end on March 29, 2019. Year Two TSR Performance between the Threshold Level and Maximum Level will be determined based on an interpolation between the applicable performance levels.

Performance Levels	Year Two TSR Performance	Year Two Performance Percentage
Below Threshold
Threshold
Target
Maximum

(c) Year Three. The number of PRUs that will be earned following the last day of the Company’s fiscal year ending April 3, 2020 (“FY20”) will range from to of the Year Three Portion of the Target Grant, and shall be determined based upon the Company’s three-year TSR performance for FY20 as measured against the three-year TSR performance of the companies comprising the Nasdaq 100 over the same period (with the companies in the Nasdaq 100 index being comprised of those companies that make up the Nasdaq 100 index at the end of FY20 and with TSR measurements being made at the end of FY20), all as determined by the Committee and set forth in the following chart (“Year Three TSR Performance”). Three-year Company TSR performance versus three-year Nasdaq 100 TSR Performance will be calculated as the 60 trading day average of the Company’s stock price as calculated at the beginning and end of such three-year period. For the avoidance of doubt, the Year Three TSR Performance period shall begin on April 1, 2017 and end on April 3, 2020. Year Three TSR Performance between the Threshold Level and Maximum Level will be determined based on an interpolation between the applicable performance levels.

Performance Levels	Year Three TSR Performance	Year Three Performance Percentage
Below Threshold
Threshold
Target
Maximum

Nothing in this Section or elsewhere in the Agreement shall be read as allowing the Participant to earn more than of the Target Grant during the Performance Period.

Notwithstanding anything to the contrary in this Appendix B, the Committee may make any changes in this Section 2 as it determines in its sole discretion, without the consent of any Participant consistent with Section 162(m) of the Code. For the avoidance of doubt, the EPS Performance Goals and the TSR Performance may be adjusted, without the consent of any Participant, to account for certain strategic transactions upon approval of the Committee but only if consistent with Section 162(m) of the Code.

3. Committee Certification and Vesting of PRUs.
In order to vest in the earned the PRUs, the Participant must be employed through the end of the Performance Period except as provided in Sections 5 and 6 below.
As soon as practicable following the completion of the Performance Period (the “Performance Vesting Date”), the Committee shall determine and certify in writing the applicable Performance Levels that have been attained for the Performance Period and the applicable Performance Percentage and the number of PRUs that will vest based on the applicable Performance Percentage (subject to the Participant’s continued employment through the end of the Performance Period except as provided in Section 5 or Section 6 below). Notwithstanding the foregoing, if pursuant to Section 5, the PRUs cease to be subject to the Performance Levels, certification by the Committee shall no longer be required for the PRUs to become vested pursuant to Section 5. The Committee’s determination of the number of earned and vested PRUs shall be binding on the Participant.
4. Timing of Settlement.
Subject to Section 5 and 6 below, the following settlement provisions shall apply.
PRUs shall be settled as soon as reasonably practicable following the end of the Performance Period.
5. Change of Control.
In the event of a Corporate Transaction constituting a Change of Control, where the Participant’s PRUs are assumed or substituted consistent with Section 4(a) of the Award Agreement, the Participant’s PRUs will, to the extent applicable, be subject to the acceleration provisions of Section 1 of the Executive Retention Plan (as well as all other provisions of such plan, including Section 3 thereof), provided that if a qualifying termination under the Executive Retention Plan occurs prior to or during the Performance Period, the applicable Performance Percentage shall in all cases be , notwithstanding any other higher performance then-predicted or expected. For the avoidance of the doubt, the foregoing acceleration provisions assume a qualifying termination following such Change of Control as set forth in Section 1 of the Executive Retention Plan.
In the event of a Corporate Transaction constituting a Change of Control, where the successor corporation fails to assume the Participant’s PRUs or substitute an equivalent award such that Section 4(b) of the Notice of Grant applies and the Award expires, the PRUs will accelerate and become immediately payable with a Performance Percentage of , notwithstanding any other higher performance then-predicted or expected.
6. Death, Disability and Involuntary Termination.
If the Participant’s employment with the Company (or any majority or greater owned subsidiary) terminates for any reason prior to the end of FY18, the PRUs shall be immediately cancelled without consideration.
If a Participant’s employment with the Company (or any majority or greater owned subsidiary) terminates by reason of death, Disability or an Involuntary Termination during the Performance Period, and provided that the Participant returns and makes effective a general release of claims in favor of the Company (and any majority or greater owned subsidiary) within 60 days following such termination of employment, then the number of PRUs will vest and be earned by the Participant as follows: (i) if the termination occurs in FY19, the PRUs will accelerate and become immediately payable based on the extent to which the EPS Performance Goal has been achieved, multiplied by the applicable Proration Factor and (ii) if the termination occurs in FY20, the PRUs will accelerate and become immediately payable based on the extent to which the EPS Performance Goal has been achieved and on the extent to which the Year 2 TSR Performance has been achieved, in each case multiplied by the applicable Proration Factor.
For purposes of service, transfer of employment between the Company and any Subsidiary or Affiliate shall not constitute a Termination of Service. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Plan.
7. Restatement of Financial Results
All benefits hereunder shall be subject to any clawback policy adopted by the Board or required by law.
8. Section 409A of the Code
Notwithstanding the other provisions hereof, this Performance Based Restricted Stock Unit Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Performance Based Restricted Stock Unit Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to Section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under Section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Participant directly or indirectly, designate the calendar year of payment.
Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A unless such failure is a result of the Company’s breach of this Plan or the Performance Based Restricted Stock Unit Agreement.
9. Definitions
(a) Cause shall mean the dismissal or discharge of a Participant from employment for one or more of the following reasons or actions: (i) gross negligence or willful misconduct in the performance of duties to the Company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the individual has not substantially performed his/her duties and provides the individual with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company or its affiliates; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company.
(b) Change of Control shall have the meaning ascribed to it in the Executive Retention Plan; provided, however, that, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would vest or become payable by reason of a Change in Control, such amount shall vest or become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time
(c)  EPS shall be computed as non-GAAP net income, calculated in the manner consistent with the annual financial plan presented to and approved by the Board of Directors, divided by 675 million fully diluted shares as set forth in Appendix B Section 2(a).  Non-GAAP net income shall be calculated as GAAP profit before tax reflected in the Company’s condensed consolidated statements of operations as adjusted for the following items: the impact from business combination accounting entries (such as deferred revenue fair value adjustments, and inventory fair value adjustments), stock-based compensation expense, restructuring, separation, transition and other related charges, integration and acquisition expenses, charges related to the amortization of intangible assets and acquired product rights, impairments of assets, income or loss from discontinued operations, non-cash interest expense and amortization of debt issuance costs and certain other items that are not included in the Company’s non-GAAP results, further adjusted to reflect th    e Company’s expected ongoing core tax rate, all calculated based on the applicable fiscal year plan level exchange rates.
(d) Executive Retention Plan shall mean the Symantec Executive Retention Plan as in effect on the date of this Agreement and as hereafter amended from time to time.
(e) Involuntary Termination shall mean (i) the Participant’s termination of employment by the Company without Cause or (ii) if the Participant participates in the Executive Retention Plan, a Constructive Termination (as defined and applicable to the Participant pursuant to the terms of the Executive Retention Plan).
(f) Proration Factor shall mean a percentage, determined by the quotient of the following: the numerator of which is the number of calendar months rounded up to the next whole month) the Participant was in the employ of the Company (or any majority or greater owned subsidiary) during the period commencing on the earlier of (x) the Award Date, or (y) if the Award Date occurred in June or July 2017, the first date after April 1, 2017 during which the Participant was employed by the Company (the “Start Date”), and ending on the date of termination of employment, and the denominator of which is the number of calendar months rounded up to the next whole month between the Start Date and April 3, 2020, up to a maximum of thirty-six (36) months.
(g) TSR shall mean the change in stock price over the applicable period (measured using a 60 trading day average stock price at the beginning and end of the applicable period) plus the value of dividends provided in the respective period. The TSR results shall be expressed as an annualized return, or compound annual growth rate (CAGR).
(h) Target Grant shall mean the number of shares of Common Stock associated with the PRU grant as determined by the Committee, assuming a Performance Percentage of .
(i) Year One Portion of the Target Grant shall be equal to of the Target Grant.
(j) Year Two Portion of the Target Grant shall be equal to of the Target Grant.
B.    (k) Year Three Portion of the Target Grant shall be equal to (i) of the Target Grant plus (ii) the difference between the number of PRUs earned at the end of year Two, pursuant to Section 2(b) of Appendix B of this Agreement, and the Year Two Portion of the Target Grant.

APPENDIX C
ADDITIONAL PROVISIONS
1.    Nature of the Grant. In signing this Agreement, the Participant acknowledges that:

a.    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.    the grant of PRUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PRUs, or benefits in lieu of PRUs even if PRUs have been awarded repeatedly in the past;

c.    all decisions with respect to future grants of PRUs, if any, will be at the sole discretion of the Company;

d.    the Participant’s participation in the Plan is voluntary;

e.    the Participant’s participation in the Plan will not create a right to further employment with the Company or the Participant’s actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate Participant’s service at any time with or without cause;

f.    PRUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and PRUs are outside the scope of the Participant’s employment contract, if any;

g.    PRUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h.    in the event that Participant is not an employee of the Company, the grant of PRUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of PRUs will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;

i.     the future value of the underlying Shares is unknown and cannot be predicted with certainty;

j.    if the Participant receives Shares upon vesting, the value of such Shares acquired on vesting of PRUs may increase or decrease in value; and

k.    in consideration of the grant of PRUs, no claim or entitlement to compensation or damages arises from termination of the PRUs or diminution in value of the PRUs or Shares received upon vesting of PRUs resulting from Termination of the Participant’s service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

2.    Data Privacy Notice and Consent.
a.    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Employer, the Company, its Parent, its Subsidiaries and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

b.    The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRUs or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

c.     The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the PRUs may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
3.    Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.